Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

          The following unaudited pro forma condensed combined financial statements as of December 31, 2004 and for the year then ended are based on the historical financial statements of Danielson Holding Corporation (“Danielson”), Covanta Energy Corporation (“Covanta”), American Ref-Fuel Holdings Corporation (“Ref-Fuel”) and Ref-Fuel Holdings LLC and give effect to the acquisition of Covanta and the proposed acquisition of Ref-Fuel and related financings. The unaudited pro forma condensed statement of combined operations is presented as if the transactions discussed below occurred on January 1, 2004 and is adjusted for events that are (1) directly attributable to the transactions, (2) expected to have continuing impact and (3) factually supportable. The unaudited pro forma condensed balance sheet is presented as if the transactions discussed below occurred on December 31, 2004 and is adjusted for events that are (1) directly attributable to the transactions and (2) factually supportable.

          On January 31, 2005, Danielson entered into a stock purchase agreement (the “Purchase Agreement”) with Ref-Fuel, an owner and operator of waste-to-energy facilities in the northeast United States, and Ref-Fuel’s stockholders (the “Selling Stockholders”) to purchase 100% of the issued and outstanding shares of Ref-Fuel capital stock. Under the terms of the Purchase Agreement, Danielson will pay $740 million in cash for the stock of Ref-Fuel and will assume debt of Ref-Fuel. After the transaction is completed, Ref-Fuel will be a wholly-owned subsidiary of Covanta.

          The acquisition is expected to close when all of the closing conditions to the Purchase Agreement have been satisfied or waived. These closing conditions include the receipt of approvals, clearances and the satisfaction of all waiting periods as required under the Hart-Scott-Rodino Antitrust Act of 1976 (“HSR Act”) and as required by certain governmental authorities such as the Federal Energy Regulatory Commission (“FERC”) and other applicable regulatory authorities. Danielson has been notified of the termination of the waiting period under the HSR Act and of the approval of the transaction by FERC. Other closing conditions of the transaction include Danielson’s completion of debt financing and an equity rights offering, as further described below. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.

          The unaudited pro forma condensed combined financial statements reflect the following assumptions:

Covanta Transactions

•	Danielson purchased Covanta on January 1, 2004, pursuant to an investment and purchase agreement (the “Investment and Purchase Agreement”) for an assumed aggregate purchase price of $47.5 million which includes the cash purchase price of $29.8 million, approximately $6.4 million for professional fees and other costs incurred in connection with the acquisition, and an estimated fair value of $11.3 million for Danielson’s commitment to sell up to 3 million shares of its common stock at $1.53 per share to certain creditors of Covanta.

•	An assumed issuance of $40 million of convertible notes by Danielson on January 1, 2004 to certain bridge lenders to finance the purchase of Covanta. The notes were convertible into Danielson common shares at $1.53 per share under certain circumstances. Danielson issued 5.1 million of contingently returnable shares to the bridge lenders which have been accounted as debt issuance costs based upon the fair value of $1.40 per share at the commitment date (“Bridge Shares”). These debt issue costs increased the effective interest of the convertible notes.

•	Basic and fully diluted shares outstanding have also been adjusted for the pro forma period presented to reflect the issuance of 8.75 million shares from the conversion of the convertible notes, the bonus element of the May 18, 2004 rights offering and the 5.1 million of Bridge Shares, as outstanding. A bonus element is present as the exercise price of the rights offering was less than the market price of the underlying stock on the date of the offering.

•	Covanta emerged from bankruptcy on January 1, 2004 simultaneous with Danielson’s purchase of Covanta. Accordingly, a purchase price allocation of fair values to the assets acquired and liabilities assumed has been performed at the assumed date of acquisition in conformity with Statement of Financial Accounting Standards (SFAS) No. 141 “Business Combinations” and SFAS No. 109 “Accounting for Income Taxes”. In addition to purchase price allocation adjustments, Covanta’s assumed emergence from Chapter 11 proceedings on January 1, 2004 resulted in a new reporting entity and adoption of fresh start accounting as of that date, in accordance with AICPA Statement of Position (SOP) 90-7, “Financial Reporting by Entities in Reorganization Under Bankruptcy Code”.

•	The new debt structure of Covanta that was in place on March 10, 2004 upon Covanta’s emergence from bankruptcy was assumed to be refinanced in connection with the acquisition of Ref-Fuel as of January 1, 2004 as more fully described below.

Ref-Fuel Transactions

•	The pro forma financial information has been prepared assuming the probable acquisition of Ref-Fuel by Danielson for an assumed aggregate purchase price of $2,289 million which includes the cash purchase price of $740 million, assumed debt of $1,534 million at its estimated fair value, and estimated direct transaction costs and restructuring charges of $15 million, related to the acquisition.

•	Proceeds of $413 million from the issuance and shareholder exercise of rights to purchase Danielson’s common stock (the “Ref-Fuel Rights Offering”) are used to finance the transaction. In the Ref-Fuel Rights Offering, Danielson’s existing stockholders will be issued rights to purchase Danielson’s stock on a pro rata basis, with each holder entitled to purchase approximately 0.9 shares of Danielson’s common stock at an exercise price of $6.00 per full share for each share of Danielson’s common stock then held. Assuming a full participation in the Ref-Fuel Rights Offering, an additional 68,787,000 shares were assumed issued.

•	The consummation of a debt financing package to finance the transaction, refinance the existing recourse debt of Covanta, and provide additional liquidity for Covanta (“Debt Financing Package”) is assumed to have occurred as of January 1, 2004. The financing consists of two tranches, each of which will be secured by pledges of the stock of Covanta’s subsidiaries that has not otherwise been pledged, guarantees from certain of Covanta’s subsidiaries and all other available assets of Covanta’s subsidiaries. The first tranche, a first priority senior secured bank facility, is assumed to be comprised of a funded $250 million term loan facility, a $100 million revolving credit facility and a $340 million letter of credit facility. The revolving credit facility and the letter of credit facility will be available for Covanta’s needs in connection with its domestic and international businesses, including the existing businesses of Ref-Fuel. The second tranche is assumed to be a second priority senior secured $450 million term loan facility, $225 million of which may be replaced by fixed rate notes within 120 days after the closing of the financing without premium or penalty.

•	The payment of a $35 million distribution to the selling shareholders from the unrestricted cash balances of Ref-Fuel prior to closing.

          The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Covanta’s separate historical financial statements as of and for the year ended December 31, 2004 included in Covanta’s Annual Report on Form 10-K;

•	Danielson’s separate historical financial statements as of and for the year ended December 31, 2004 included in Danielson’s Annual Report on Form 10-K; and

•	Ref-Fuel’s separate historical financial statements as of and for the year ended December 31, 2004 included in this Form 8-K.

          The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the results of operations or financial position of the combined companies that would have occurred had the transactions been consummated on January 1, 2004, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial statements do not give consideration to expense savings or asset dispositions and are based upon currently available information and upon certain assumptions that management believes are reasonable under the circumstances. The adjustments made to the financial statements are based upon the preliminary work of Danielson and its consultants. Since the Ref-Fuel transactions have not been consummated, the allocation of purchase price to Ref-Fuel is preliminary and subject to change as additional information and analysis is obtained and as more detailed valuation studies are completed. Based upon this preliminary purchase price allocation, the excess of purchase price over the net assets acquired, or goodwill, is approximately $410.5 million. The actual amounts that will be recorded based upon our final assessment of fair values may differ substantially from the information presented in these pro forma condensed financial statements, particularly with respect to the purchase price allocation between tangible and intangible assets and the amount of goodwill recorded.

          Danielson and its external valuation consultants used a blend of the income and cost valuation approaches to determine the fair values for Ref-Fuel’s property, plant and equipment. Relatively greater weight was placed on the income approach, consistent with the methodologies previously used by Danielson to value the assets of Covanta upon its emergence from bankruptcy. The income approach determines the present value of estimated income over the remaining life of the specific asset or business using a discount rate appropriate for the related risk.

          Danielson and its external valuation consultants based estimates of future energy prices on recent market information and trends. In some cases, these prices are higher then those previously used by Ref-Fuel and its valuation consultants in determining fair values pursuant to a prior valuation of Ref-Fuel as of December 12, 2003. Use of higher estimates of future energy prices has the impact of allocating higher values to Ref-Fuel’s property, plant and equipment and reduces the values allocated to the contractual intangible assets. Higher future energy prices indicate lower values for contracts with fixed pricing, resulting in lower fair values ascribed to contract-related intangible assets. Conversely, the value of future benefits of ownership of the business would be higher, resulting in higher fair values ascribed to property, plant and equipment.

Unaudited pro forma condensed statement of combined operations for the year ended December 31, 2004
	Jan 1 to	Jan 1 to	Jan 1 to	Jan 1 to	Jan 1 to
	Dec 31, 2004	Mar 10, 2004	Mar 10, 2004	Dec 31, 2004	Apr 30, 2004
	Danielson	Covanta	Deconsolidation	American	Consolidation	Pro
	Holding	Energy	of Covanta	Ref-Fuel	of Ref-Fuel	forma		Pro forma
(Dollars in thousands)	Corp.	Corp.	Entities (a)	Holdings Corp	Entities (h)	adjustments		combined

REVENUES
Energy:
Service revenues	$374,622	$89,867	$(5,282)	$194,950	$89,496	$(7,171)	i	$736,482
Energy & steam sales	181,074	53,307	(535)	93,188	41,566	59,770	i	428,370
Other	1,506	58		10,506	6,475			18,545

	557,202	143,232	(5,817)	298,644	137,537	52,599		1,183,397

Insurance & other:
Net earned premiums	17,998							17,998
Net investment income	2,405							2,405
Net other income	465							465

	20,868	—	—	—	—	—		20,868

COSTS & EXPENSES
Energy:
Plant operating expenses	354,542	100,774	(3,632)	116,089	73,322			641,095
Depreciation & amortization	52,632	13,426	(786)	45,154	22,842	(12,640)	b	200,680
						52,599	i
						8,598	c
						3,375	d
						15,480	r
Net interest on project debt	32,586	13,407	(1,045)			(3,419)	e	74,522
						32,993	j
Selling, general & administrative	38,076	7,597	(322)	30,216	15,031			90,598
Other	(832)	(2,234)	116	1,765	342			(843)

	477,004	132,970	(5,669)	193,224	111,537	96,986		1,006,052

Insurance & other:
Net losses and loss adjustment	12,861							12,861
Other	10,850							10,850

	23,711	—	—	—	—	—		23,711

Operating earnings	77,355	10,262	(148)	105,420	26,000	(44,387)		174,502
Interest income	1,858	935		2,967	1,022			6,782
Interest expense	(43,739)	(6,142)	6	(69,219)	(21,626)	(2,760)	f	160,123
						32,993	j
						35,638	k
						(66,061)	l
						(19,213)	r
Other income (expense)	—	—		303	122			425
Reorganization items	—	(58,282)				58,282	g	—
Fresh start adjustments	—	(399,063)				399,063	g	—
Gain on extinguishment of debt	—	510,680				(510,680)	g	—
Earnings before minority interest, taxes & discontinued operations	35,474	58,390	(142)	39,471	5,518	(117,311)		21,586

Minority interest	(6,869)	(2,511)		(12,283)	11,372			(10,291)
Tax benefit (expense)	(11,535)	(30,240)		(17,818)	—	49,663	t	(9,930)
Equity in income (loss) of unconsolidated subsidiaries	17,024	3,924	142	6,148	(6,148)			21,090

Earnings from continuing operations	$34,094	$29,563	$—	$15,518	$10,742	$(67,462)		$22,455

Earnings per common share — continuing operations
Basic	0.54							0.36
Diluted	0.52							0.35

Weighted average common shares outstanding & common stock equivalents
Basic	63,469					15,972		79,441
Diluted	65,745					15,972		81,717

Unaudited pro forma condensed combined balance sheet as of December 31, 2004
	Danielson	American	Pro
	Holding	Ref-Fuel	forma		Pro forma
(Dollars in thousands)	Corp.	Holdings Corp.	adjustments		combined

ENERGY SERVICES ASSETS
Cash & cash equivalents	$78,112	$88,945	$15,443	m	$147,500
			(35,000)	n
Marketable securities available for sale	3,100	—			3,100
Restricted funds held in trust	116,092	73,103			189,195
Restricted funds for emergence costs	32,805	—			32,805
Receivables, net	131,301	72,027			203,328
Unbilled service receivables	58,206	—			58,206
Deferred income taxes	8,868	—			8,868
Other current assets	60,893	17,184			78,077

Current assets	489,377	251,259	(19,557)		721,079

Property, plant & equipment, net	819,175	1,187,178	599,191	r	2,605,544
Service & energy contracts and other intangible assets, net	177,290	542,877	(202,428)	r	517,739
Goodwill		123,984	286,477	n	410,461
Restricted funds held in trust	123,826	90,971			214,797
Investments in & advances to investees & joint ventures	61,656	—			61,656
Unbilled service receivables	98,248	—			98,248
Other assets	44,470	4,806	32,783	o	82,059

Total Energy Services assets	1,814,042	2,201,075	696,466		4,711,583

PARENT COMPANY & INSURANCE ASSETS
Cash & cash equivalents	18,036	—			18,036
Investments in fixed maturity debt securities & equity securities	62,550	—			62,550
Reinsurance recoverable on paid & unpaid losses, net of allowances	18,821	—			18,821
Investments in unconsolidated Marine Services subsidiaries	2,500	—			2,500
Deferred income taxes	18,042	—			18,042
Other assets	5,090	—			5,090

Total Parent Company & Insurance assets	125,039	—	—		125,039

Total assets	$1,939,081	$2,201,075	$696,466		$4,836,622

ENERGY SERVICES LIABILITIES
Accounts payable & accrued liabilities	$135,197	$70,994	$9,894	p	$216,085
Current portion of recourse debt	112	20,012	982	r	21,106
Current portion of project debt	109,701	70,259	2,715	r	182,675
Accrued emergence costs	32,805	—			32,805
Other current liabilities	13,965	—			13,965

Current liabilities	291,780	161,265	13,591		466,636

Long-term recourse debt	312,784	903,303	387,400	o	1,668,177
			64,690	r
Long-term project debt	835,036	477,439	(5,897)	r	1,306,578
Deferred taxes	109,465	149,419	125,833	s	384,717
Other liabilities	97,848	224,649	(11,052)	r	311,445

Total Energy Services liabilities	1,646,913	1,916,075	574,565		4,137,553

PARENT COMPANY & INSURANCE LIABILITIES
Unpaid losses & loss adjustment expenses	64,270				64,270
Other liabilities	9,733				9,733

Total Parent Company & Insurance liabilities	74,003	—	—		74,003

Minority interests	83,350	742			84,092
Total stockholders’ equity	134,815	284,258	121,901	q	540,974

Total liabilities & equity	$1,939,081	$2,201,075	$696,466		$4,836,622

Note 1: BASIS OF PRESENTATION

Danielson

     As required by the Investment and Purchase Agreement, Covanta filed a proposed plan of reorganization, proposed plan of liquidation for specified non-core businesses, and the related draft disclosure statement, each reflecting the transactions contemplated under the Investment and Purchase Agreement, with the Bankruptcy Court. On March 5, 2004, the Bankruptcy Court confirmed the proposed plans (the “Reorganization Plan”). Under the terms of the Investment and Purchase Agreement, Danielson acquired 100% of Covanta’s equity on March 10, 2004. The results of operations from Covanta are included in Danielson’s consolidated results of operations from March 10, 2004.

     The aggregate purchase price was $47.5 million which included the cash purchase price of $29.8 million, approximately $6.4 million for professional fees and other estimated costs incurred in connection with the acquisition, and an estimated fair value of $11.3 million for Danielson’s commitment to sell up to 3 million shares of its common stock at $1.53 per share to certain creditors of Covanta.

     The pro forma financial information has been prepared based upon the preliminary allocation of values to the assets acquired and liabilities assumed at the pro forma date of acquisition, in conformity with Statement of Financial Accounting Standards (SFAS) No. 141 “Business Combinations” and SFAS No. 109 “Accounting for Income Taxes”. In accordance with SFAS No. 141, the preliminary purchase price allocation is subject to additional adjustment within an allocation period not to exceed one year of the acquisition as additional information on asset and liability valuations is finalized. Danielson expects that adjustments to these preliminary fair values, particularly with respect to the Ref-Fuel transaction, may include those relating to:

•	property, plant, and equipment, intangibles, goodwill, debt, and equity investments, all of which may change based on consideration of additional analysis by Danielson and its valuation consultants;

•	accrued expenses for transaction costs and restructuring efforts which may change based on identification of final fees and costs; and

•	tax liabilities and deferred taxes, which may be adjusted based upon additional information to be received from taxing authorities and which result from changes in the allocated book basis of items for which deferred taxes are provided.

     These adjustments were based upon the preliminary work of Danielson, in consultation with a third party valuation firm, to determine the relative fair values of Ref-Fuel’s assets and liabilities. Accordingly, the allocation of purchase price is subject to refinement. Any increase or decrease in the fair value of Ref-Fuel’s assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the purchase price allocation and may impact results of combined operations due to adjustments in depreciation and amortization or accretion related to the adjusted assets or liabilities.

Ref-Fuel

     The following table summarizes the preliminary allocation of values to the assets acquired and liabilities assumed at the pro forma date of acquisition of December 31, 2004. Since the Ref-Fuel transactions have not been consummated, the allocation of purchase price to Ref-Fuel is preliminary and subject to change as additional information and analysis is obtained. Danielson is in the process of performing the valuation studies necessary to finalize the fair values of the assets and liabilities of Ref-Fuel and the related allocation of purchase price. The preliminary allocation of purchase price is provided below (dollars in thousands):

Purchase price
Cash	$740,000
Debt assumed	1,533,503
Estimated direct transaction costs	5,333
Estimated restructuring charges	9,894

Total	$2,288,730

Preliminary purchase price allocation
Tangible assets less liabilities assumed	$1,986,514
Intangible assets, net	167,749

Goodwill	410,461
Deferred tax liability	(275,252)
Minority interest	(742)

Total preliminary purchase price allocation	$2,288,730

Note 2: PRO FORMA ADJUSTMENTS

Adjustments for the Covanta Transactions

a	The “Deconsolidation of Covanta Entities” column of the unaudited pro forma condensed statements of combined operations pertains to six of Covanta’s subsidiaries which had not reorganized or filed a liquidation plan under Chapter 11 of the United States Bankruptcy Code as of March 10, 2004. For the pro forma periods presented, these entites were not consolidated but were carried on the equity method because Covanta did not control these debtors or the ultimate outcome of their respective Chapter 11 cases. The subsidiaries related to the Tampa Bay desalination and Lake County waste-to-energy projects emerged from Chapter 11 on August 6, 2004 and December 14, 2004, respectively. Danielson has included these entities as reconsolidated subsidiaries since their respective emergence dates.

b	To reverse Covanta’s historical depreciation and amortization expense, for the period January 1 to March 10, 2004.

c	To include pro forma depreciation expense based on fair values assigned to Covanta’s property, plant and equipment for the period January 1, 2004 to March 10, 2004. The weighted average remaining useful life of property, plant and equipment acquired in the Covanta acquisition was approximately 19 years, consisting principally of energy facilities and buildings with a weighted average remaining useful life of approximately 21 years, and machinery and equipment with a weighted average remaining useful life of approximately 13 years.

d	To include pro forma amortization expense based on fair values assigned to Covanta’s acquired intangible assets for the period January 1, 2004 to March 10, 2004, primarily service agreements on publicly owned waste-to-energy projects.

e	To reverse Covanta’s historical amortization of bond issuance costs on outstanding project debt ($0.8 million) and include pro forma amortization of the premium on project debt based on fair values assigned to Covanta’s project debt ($2.6 million), for the period January 1, 2004 to March 10, 2004.

f	To include pro forma interest expense of $8.9 million based on the post-emergence financing of Covanta for the period January 1, 2004 to March 10, 2004, offset by the reversal of $6.1 million of historical interest expense (including letter of credit fees) associated with $110.5 million of Covanta recourse debt forgiven or terminated in Chapter 11 proceedings for the period January 1, 2004 to March 10, 2004.

g	To remove historical reorganization items, fresh start adjustments and the gain on extinguishment of debt resulting from Covanta’s bankruptcy proceedings. Since the pro forma condensed statement of combined operations has been prepared on the basis that Covanta emerged from bankruptcy and the business combination with Danielson both occurred on January 1, 2004, these items have been removed, as these transactions to effect Covanta’s reorganization would have been completed and these items would have been recorded prior to January 1, 2004.

Adjustments for the Ref-Fuel Transactions

h	On April 30, 2004, Ref-Fuel entered into a series of transactions (“Equalization Transactions”) that changed its ownership structure. As a result of the Equalization Transactions, Ref-Fuel gained control of MSW Energy Holdings LLC, together with MSW Energy Holdings II LLC (a wholly-owned subsidiary of Ref-Fuel) on a combined basis, owned substantially all interests in Ref-Fuel Holdings LLC. Ref-Fuel Holdings LLC is a holding company with a 100% membership interest in American Ref-Fuel Company LLC, which through subsidiaries, owns and operates six waste-to-energy facilities in the United States. As a result of the Equalization Transactions, Ref-Fuel has effective control of Ref-Fuel Holdings LLC, and therefore began consolidating its results of operations from May 1, 2004.

The “Consolidation of Ref-Fuel Entities” column of the unaudited pro forma condensed statement of combined operations pertains to entities that were not consolidated by Ref-Fuel until ownership interests among the control group changed effective April 30, 2004(the Equalization Transactions described above). Ref-Fuel reported its share of earnings from its investment in Ref-Fuel Holdings LLC under the equity method from January 1, 2004 to April 30, 2004 (four month period) and consolidated such operations from May 1, 2004 to December 31, 2004 (eight month period). In addition, as a result of the Equalization Transactions, Ref-Fuel was named managing member of MSW Energy Holdings LLC and began consolidating its operations as of April 30, 2004. This column reverses the impact of accounting under the equity method for the four-month period and reflects the results of operations of Ref-Fuel Holdings and MSW Energy Holdings LLC as if they had been owned by Ref-Fuel and were consolidated as of January 1, 2004.

i	In conjunction with a prior ownership change, Ref-Fuel’s energy and waste disposal revenue contracts were recorded at fair value as of December 12, 2003. Fair value adjustments for below-market contracts (primarily waste disposal) were amortized as an increase to Service Revenues. Fair value adjustments for the above-market contracts (primarily energy) were amortized as a decrease to Energy Revenues. The pro forma adjustments reverse such amortization and record the net impact as amortization expense, consistent with Danielson’s presentation.

j	To conform to Danielson’s accounting policy of classifying interest expense on nonrecourse project debt as an operating expense.

k	To reverse historical interest expense (including letter of credit fees) associated with $312.6 million of Covanta recourse debt and unfunded credit facilities refinanced with the Debt Financing Package and net proceeds from the Ref-Fuel Rights Offering.

l	To include pro forma interest expense based on the Debt Financing Package (dollars in thousands):

First Lien Facility	$250,000 x 6.12%	$15,300
Second Lien Facility	$450,000 x 8.12%	36,540

Letter of credit fees under First Lien Facility	$340,000 x 2.75%	9,350
Commitment fees on revolving credit facility	$100,000 x 0.50%	500
Amortization of Debt Financing Package financing costs		4,371

Total		$66,061

Interest rates under the Debt Financing Package are based on London InterBank Offering Rate (assumed to be 3.12% based on current rates) plus additional percentages, the range of which are based on the date of initial borrowing and Danielson’s credit rating at such time. The pro forma adjustment of $66.1 million for interest expense under the Debt Financing Package is based on the mid-point of those ranges. Such interest expense would be $57.2 million based on the low end of those ranges. Each 1/8 percentage point change in the rates would impact earnings before taxes by $1.3 million.

m	To record the difference between sources and uses of cash, including: (i) sources from the Debt Financing Package and Ref-Fuel Rights Offering; (ii) uses to extinguish Covanta recourse debt and for estimated direct transaction costs and financing fees.

n	To record the difference between (i) historical goodwill of Ref-Fuel ($124.0 million) and (ii) goodwill resulting from the acquisition of Ref-Fuel based on the preliminary purchase price allocation adjusted for the impact of a $35 million dividend assumed to be paid to the selling shareholders prior to closing ($410.5 million).

o	To reverse $312.6 million of post emergence, Covanta recourse debt and include $700 million under the Debt Financing Package, of which $225 million may be replaced by fixed rate notes within 120 days after the closing of the financing without premium or penalty. To record related financing costs of $32.8 million amortized over 7.5 years based on the average terms of the new facilities.

p	Management has begun to assess and formulate plans to eliminate certain costs of the combined organization. These assessments are still in process. Based on a preliminary analysis, costs of approximately $9.9 million have been accrued for severance and benefit costs related to Ref-Fuel employees. The accrued costs have been considered as part of the purchase price. This pro forma adjustment is reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2004. This adjustment is not reflected in the unaudited pro forma condensed statement of combined operations as the adjustment is non-recurring in nature. This estimate is preliminary and subject to change based on management’s further assessments.

q	Adjustments to stockholders’ equity (dollars in thousands):

Proceeds from Ref-Fuel Rights Offering, net of transaction costs	$406,159
To eliminate historical Ref-Fuel stockholders’ equity	(284,258)

Total	$121,901

r	To record the difference between the preliminary estimates of the fair values and the historical amounts of Ref-Fuel’s assets and debt that will be assumed by Danielson, and the related impacts on depreciation, amortization, and interest expense. Contract-related assets (classified as intangible assets) are attributable to revenue arrangements for which the contractual rates are greater than the market rates on the date that Danielson acquired Ref-Fuel. Contract-related liabilities (classified as Other Liabilities) are attributable to revenue arrangements for which contractual rates are less than the market rates on the date Danielson acquired Ref-Fuel. Since Danielson is in the process of performing the valuation studies necessary to finalize the fair values and related allocation of purchase price, the adjustments are preliminary and subject to change as additional information and analysis are obtained. (dollars in thousands):

	Historical	Preliminary	Balance	Life	Expense
($000s)	Amount	Fair Value	Adjustment	(Yrs)	Inc (Dec)
Property, plant & equipment	$1,187,178	$1,786,369	$599,191	20	$29,960
Intangible assets:
Service & energy contracts	495,921	337,149	(158,772)	10	(15,877)
Non-amortizable intangibles	46,956	3,300	(43,656)	N/A	N/A

Other liabilities:
Waste contracts & operating lease	158,729	172,700	13,971	10	1,397
Other liabilities	65,920	40,897	(25,023)	N/A	N/A
Net impact on depreciation and amortization					15,480
Debt, current & non-current portions	1,471,013	1,533,503	62,490		19,213

Other adjustments

s	To record estimated deferred income taxes at an assumed 41% combined federal and state tax rate associated with the pro forma adjustments for the fair value of debt ($25.6 million asset), property, plant and equipment ($245.7 million liability), intangible assets ($81.4 million asset), other temporary differences ($2.9 million liability) and estimated utilization of an additional $45 million of Danielson net operating loss tax carryforwards from the inclusion of Ref-Fuel in Danielson’s consolidated income tax return ($15.8 million asset using the federal tax rate of 35%).

t	To record the estimated income tax effects associated with the pro forma adjustments to pre-tax income other than item (g) to arrive at a blended assumed effective tax rate of 46% for the combined company, reflecting an effective tax rate of 51% for Danielson and a statutory tax rate of 41% for Ref-Fuel.

Note 3: INCOME (LOSS) PER SHARE

          The pro forma basic income (loss) per common share data has been computed using average number of number of shares of common stock of Danielson, par value $0.10 per share outstanding during the relevant period, adjusted on a pro forma basis for the following:

•	Basic and diluted shares outstanding are adjusted by 5,431,000 shares to reflect the issuance as of January 1, 2004 of an aggregate of 5,120,853 shares of common stock to the bridge lenders in connection with the $40 million of bridge financing provided for the Covanta acquisition. Historical basic and fully diluted shares outstanding have been adjusted for the pro forma period presented to reflect the issuance of 8.75 million shares from the conversion of the convertible notes, the bonus element of the May 18, 2004 rights offering and the 5.1 million of the Bridge Shares, as outstanding. A bonus element is present as the exercise price of the rights offering was less than the market price of the underlying stock on the date of the offering. The impact on Danielson’s commitment to sell up to 3 million shares of its common stock at $1.53 per share to certain creditors of Covanta has been included in the pro forma diluted income (loss) per share.

•	Basic and diluted shares outstanding is adjusted by 10,541,000 shares to reflect the bonus element of the Ref-Fuel Rights Offering, whereby Danielson’s existing stockholders will be issued rights to purchase Danielson’s common stock on a pro rata basis, with each holder entitled to purchase approximately 0.9 shares of Danielson’s common stock at an exercise price of $6.00 per full share for each share of Danielson’s common stock then held. Danielson’s common stock closed at $8.17 per share on January 31, 2005, the day prior to the public announcement of the Ref-Fuel transaction.

Note 4: PENSION COST

          At March 10, 2004, the amount of acquired Covanta unfunded pension liability totaled $18.5 million, net of previously recorded amounts. The $18.5 million was recorded as a liability in the successor’s opening balance sheet. No separate adjustment has been made in the unaudited pro forma condensed statements of combined operations to adjust net periodic pension and post-retirement benefit costs. Covanta’s historical net periodic pension and postretirement benefit costs for the periods March 11, 2004 through December 31, 2004, January 1, 2004 through March 10, 2004, and for the year ended December 31, 2003, amounted to $7.6 million, $1.8 million and $8.8 million, respectively for pension costs; and amounted to $0.6 million, $0.3 million and $2.0 million, respectively for post-retirement benefit costs.